Exhibit 23.1


Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-69188) of our report dated March 24, 2004 relating to the financial statements of Willamette Valley Vineyards, which appears in Willamette Valley Vineyard's Annual Report on Form 10-KSB for the year ended December 31, 2003.


Portland, Oregon
April 13, 2004